EXHIBIT 99 (A)

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS

Paoli, PA, January 25, 2006 — AMETEK Inc. (NYSE: AME) today announced fourth quarter and full-year results that established records for sales, operating income, net income and diluted earnings per share.

Fourth Quarter Results
AMETEK’s fourth quarter 2005 sales of $403.8 million were up 24% over the same period of 2004. Operating income for the fourth quarter of 2005 was $64.9 million, an 18% increase from the $54.8 million recorded in the same period of 2004. Net income in the fourth quarter of 2005 increased 21% to $38.0 million, or $.53 per diluted share, from fourth quarter 2004 levels of $31.4 million, or $.45 per diluted share. Sales, operating income, net income, and diluted earnings per share were quarterly records.

Full-Year Results
AMETEK achieved 2005 sales of $1.43 billion, up 16% from year 2004 results. Operating income of $239.4 million was up 22% from $196.2 million for 2004. Net income grew to $140.6 million, up 25% from the $112.7 million earned in 2004, and diluted earnings per share of $1.99 were up 22% from $1.63 per share in 2004. Sales, operating income, net income, and diluted earnings per share were full-year records.

“AMETEK had a great 2005,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Solid internal growth in each of our segments and a record year of acquisitions drove the strong top-line growth. Our excellent earnings performance resulted from an improved mix of businesses and our focused operational excellence initiatives.”

Electronic Instruments Group (EIG)
For the 2005 fourth quarter, EIG sales increased 25% to $230.7 million. Operating income for the fourth quarter was $46.2 million, compared with $40.2 million in the fourth quarter of 2004, an increase of 15%. Operating margins for the quarter were 20.0%, compared with 21.8% in the fourth quarter of 2004.

“EIG sales were up in the quarter on internal growth in our aerospace, power, and process businesses and contributions from the SPECTRO and Solartron acquisitions. EIG margins remained very strong,” added Mr. Hermance.

For the year, EIG sales of $808.5 million were up 21% from 2004 sales of $667.4 million. Operating income was $166.4 million for 2005, up 32% versus $126.4 million earned in 2004. Operating margins were 20.6% in 2005, up from 18.9% in 2004.

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AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS
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Electromechanical Group (EMG)
For the fourth quarter of 2005, EMG’s sales were $173.1 million, a 22% increase over the same period of 2004. Operating income of $26.0 million was up 19% from the $21.9 million recorded in the same period of 2004. Operating margins for the quarter were 15.0%, compared with 15.4% in the fourth quarter of 2004.

“EMG fourth quarter sales were up on good internal growth in both our differentiated businesses and our cost-driven motor businesses and the contribution from HCC Industries, acquired early in the fourth quarter. Operating margins were down from the fourth quarter of last year,” noted Mr. Hermance.

For the year, EMG’s sales increased 11% to $626.0 million, compared with $564.9 million in 2004. Operating income was $100.3 million for 2005, up 6% from the $94.3 million earned in 2004. Operating margins were 16.0% in 2005, compared with 16.7% in 2004.

2006 Outlook
Effective January 1, 2006, AMETEK is adopting the provisions of FAS 123R, “Accounting for Share-Based Payments”. AMETEK will be restating prior period results to reflect this change using the retrospective restatement method. On this basis, reported earnings for 2005 are expected to be reduced by $0.05 to $1.94 per diluted share to reflect the effect of stock option expense. In 2006 the effect of stock option expense on net income is also expected to be a $0.05 per diluted share reduction.

“We expect 2006 to conform to our long-term business model of mid-single digit core growth combined with approximately 10% acquisition growth, yielding a mid-teen percentage growth in overall revenue. Acquisition growth will be driven by the full year impact of the SPECTRO, Solartron and HCC Industries acquisitions we completed in 2005,” commented Mr. Hermance. “Earnings are estimated to be approximately $2.25 to $2.30 per diluted share, an increase of 16% to 19% over the 2005 level of $1.94 per diluted share (after restatement for stock option expense). The increase in estimated earnings reflects the benefits of the revenue growth, our continued focus on operational excellence and substantial investments in product development and sales and marketing to drive future growth.”

“Our 2006 plan contemplates higher than normal investments of approximately $9 million, or $.08 per diluted share, on new product development and global and market expansion initiatives. These investments will enhance our future internal growth rate and are heavily weighted to our differentiated businesses,” said Mr. Hermance.

“First quarter 2006 sales are expected to be up in the high teens on a percentage basis from last year’s first quarter. We estimate our earnings to be approximately $0.52 to $0.53 per diluted share, an increase of 18% to 20% over last year’s first quarter of $0.44 (after restatement for stock option expense),” concluded Mr. Hermance.

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AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS
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Conference Call
AMETEK, Inc. will Web cast its Fourth Quarter 2005 investor conference call on Wednesday, January 25, 2006, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. The call will also be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of $1.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market
Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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(Financial Information Follows)

AMETEK, Inc.
CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31, (Unaudited)		December 31,
	2005	2004	2005	2004
Net sales	$403,781	$326,271	$1,434,457	$1,232,318

Expenses:
Cost of sales, excluding depreciation	279,878	223,348	988,508	863,827
Selling, general and administrative	49,413	37,540	171,577	135,494
Depreciation	9,600	10,579	34,963	36,763

Total expenses	338,891	271,467	1,195,048	1,036,084

Operating income	64,890	54,804	239,409	196,234
Other expenses:
Interest expense	(9,951)	(7,667)	(32,913)	(28,343)
Other, net	(640)	(1,416)	(2,288)	(2,112)

Income before income taxes	54,229	44,721	204,208	165,779
Provision for income taxes	16,305	14,361	63,565	53,068

Net income	$37,994	$31,360	$140,643	$112,711

Diluted earnings per share	$0.53	$0.45	$1.99	$1.63

Basic earnings per share	$0.55	$0.46	$2.03	$1.66

Average common shares outstanding:
Diluted shares	71,080	69,899	70,711	69,254

Basic shares	69,584	68,356	69,151	67,832

Dividends per share	$0.06	$0.06	$0.24	$0.24

AMETEK, INC.
INFORMATION BY BUSINESS SEGMENT
(In thousands)

	Three months ended		Twelve months ended
	December 31, (Unaudited)		December 31,
	2005	2004	2005	2004
Net sales

Electronic Instruments	$230,716	$184,324	$808,493	$667,418
Electromechanical	173,065	141,947	625,964	564,900

Total Consolidated	$403,781	$326,271	$1,434,457	$1,232,318

Operating income

Electronic Instruments	$46,238	$40,157	$166,423	$126,372
Electromechanical	26,021	21,872	100,347	94,250

Total segments	72,259	62,029	266,770	220,622
Corporate and other	(7,369)	(7,225)	(27,361)	(24,388)

Total Consolidated	$64,890	$54,804	$239,409	$196,234

AMETEK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash, cash equivalents
and marketable securities	$43,788	$48,975
Receivables, net	269,395	217,329
Inventories	193,099	168,523
Other current assets	37,532	27,113

Total current assets	543,814	461,940
Property, plant and equipment, net	228,450	207,542
Goodwill, net	788,745	601,007
Other intangibles, investments and other assets	211,402	149,863

Total assets	$1,772,411	$1,420,352

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current
portion of long-term debt	$156,130	$49,943
Accounts payable and accruals	250,425	222,895

Total current liabilities	406,555	272,838
Long-term debt	475,309	400,177
Deferred income taxes and
other long-term liabilities	84,995	87,755
Stockholders’ equity	805,552	659,582

Total liabilities and stockholders’ equity	$1,772,411	$1,420,352

CONTACT:	AMETEK, Inc. William J. Burke, 610-889-5249